EXHIBIT 10.32

                             MACROVISION CORPORATION

                             KEY EMPLOYEE AGREEMENT

                                       for

                                 SALLIE CALHOUN

Macrovision Corporation, a Delaware corporation, and Sallie Calhoun, as of this 31st day of August, 2000, hereby agree as follows:

This Agreement sets forth the terms of your employment with Macrovision Corporation, a Delaware corporation ("MVSN"), and Globetrotter Software, Inc., a wholly-owned California subsidiary of MVSN ("Globetrotter"). MVSN and Globetrotter are each herein referred to as a "Company" and collectively as the "Companies".

      29) Duties. During the term of your employment under this Agreement, and subject to the terms and conditions contained in this Agreement, you will be employed as a Vice President of the Globetrotter division of Macrovision Corporation, with primary responsibility for Globetrotter human relations, MVSN/Globetrotter integration and coordination, and Globetrotter finance and administration, reporting to the General Manager of the Globetrotter division of Macrovision Corporation. Notwithstanding the above, you will not be required to relocate your principal office to any location outside a 20-mile radius from your current principal office located at 1530 Meridian Avenue, San Jose, California.

      30) Term. Unless sooner terminated in accordance with the applicable provisions of this Agreement, your employment under the terms of this Agreement shall be for the period (the "Employment Period") commencing on the day of the Effective Time (as defined in that certain Agreement and Plan of Merger, dated June 19, 2000 by and among Globetrotter, GSI Acquisition Corp, MVSN, Matthew Christiano, and Sallie Calhoun (the "Merger Agreement")) (the "Commencement Date") and ending three years following the Commencement Date. This Agreement shall not take effect until the Effective Time and shall be null and void if the Effective Tim has not occurred on or before August 31, 2000.

      31) Time to Be Devoted to Employment. During the first twelve months of the Employment Period, you will devote at least half all of your working energies, efforts, interest, abilities and time during normal business hours exclusively to the business and affairs of the Companies. For purposes of this Agreement, "half time" shall mean 20 hours per week. Beginning in the thirteenth month of the employment period, you may, at your option, and upon written notice to the Company, reduce the amount of time you devote to your employment with the Company, or voluntarily terminate your employment. You will not engage in any other business or activity which, in the reasonable judgment of the MVSN Board of Directors would conflict or interfere, in any material respect, with the performance of your duties as set forth herein, whether or not such activity is pursued for gain, profit or other pecuniary advantage. During your first year of employment with MVSN, your employment performance will be formally assessed at the end of each six months as part of the MVSN employee review program.

      32)   Base Salary; Bonus; Benefits.

            (a) During the Employment Period, you shall receive an annual base salary (the "Base Salary") of $80,000 (or a prorated portion thereof for partial years) payable by Globetrotter in

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                  such installments (but not less often than twice monthly) as is generally the policy of MVSN with respect to the payment of regular compensation to its executive officers. In the event that, during the first twelve months of the Employment Period, you devote more than half time to your duties hereunder, the Company will compensate you for those hours worked in excess of half time at a rate of $80 per hour. In the event that, beginning in the thirteenth month of the Employment Period, you reduce the amount of time you devote to your employment with the Companies, or voluntarily terminate your employment, your base salary shall be reduced proportionately. The Base Salary may be increased from time to time in the sole discretion of MVSN Board of Directors' Compensation Committee. During the Employment Period, you will also be entitled to participate, to the extent eligible, in medical, dental, disability, vacation, 401(k), life insurance, and other fringe benefits comparable to those currently provided by MVSN to its senior executives.

            (b) In addition to the Base Salary and benefits set forth in paragraph (a) above, during the Employment Period you will be entitled to receive an annual bonus in conjunction with MVSN's then current bonus plan applicable to its senior executives, if any is earned or awarded, with respect to each calendar year occurring during the Employment Period, commencing with the calendar year ending December 31, 2000, such bonus to be paid in a lump sum following the end of the calendar year with respect to which such bonus is payable (such payment to be made at the same time performance bonuses are paid to the other senior managers of MVSN and its subsidiaries) and to be pro-rated with respect to calendar year 2000 based upon the portion of the year this Agreement is in effect. If your employment with the Companies is terminated for any reason other than without "cause" pursuant to Section 6(b), the Companies will not pay you a bonus with respect to the calendar year in which your employment is terminated or thereafter. If your employment with the Companies is terminated without "cause" pursuant to Section 6(b) below, you will be entitled to receive that portion of the bonus payable for the calendar year during which such termination occurs pro rated through the date of such termination based on the number of days elapsed in the Employment Period for such year through the termination date over 365 days, payable in accordance with the first sentence of this Section 4(b).

      33) Reimbursement of Expenses. During the Employment Period, the Companies shall reimburse you in accordance with their policies for all reasonable and necessary traveling expenses and other disbursements incurred by you for or on behalf of the Companies in connection with the performance of your duties hereunder upon presentation of appropriate receipts or other documentation therefor, in accordance with all applicable policies of the Companies.

      34)   Termination.

            (a) MVSN may terminate your employment hereunder at any time for "cause" by giving you written notice of such termination, with reasonable specificity of the grounds therefor. For purposes of this Section 6, "cause" shall mean any of the following (whether occurring before or after the date hereof): (i) willful misconduct with respect to the business and affairs of the Companies or any of their respective subsidiaries, (ii) willful neglect of your duties or the failure to follow the lawful and reasonable directions of the MVSN President or your immediate superior, including, without limitation, the violation of any material written policy (or oral policy of which you are aware) of the Companies or any of their respective subsidiaries applicable to you, and, if such neglect or failure is capable of being cured, your failure to cure the same as soon as practicable, but in any event within 10 days of receipt of written notice thereof from MVSN, (iii) the material breach of any of the provisions of this Agreement, and, if such breach is capable of being cured, your failure to cure such breach as soon as practicable, but in any event within 10 days of receipt of written notice thereof from MVSN, (iv) the conviction of a felony, (v) the commission of an act of fraud or financial dishonesty with respect to any of the Companies or their respective subsidiaries or affiliates or (vi) any conviction for a crime involving moral turpitude or fraud. A termination pursuant to this Section 6(a) shall take effect immediately upon the giving of notice contemplated hereby (subject to any applicable cure period).

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            (b)   MVSN may terminate your employment hereunder at any time
                  without "cause" by giving you written notice of such termination, which termination shall be effective as of the date set forth in such notice, provided that such date shall not be earlier than the date of such notice (provided that you shall be afforded a reasonable period of time after such termination to remove your personal effects from the Companies' premises). Any material breach of Section 1 or
                  Section 4 of this Agreement by any of the Companies that remains uncured for more than 10 days after your delivery to the Companies of written notice of such breach shall be deemed to be a termination without "cause" for purposes of this Agreement. For purposes of the immediately preceding sentence, a substantial reduction of your duties, responsibilities and status set forth in Section 1 of this Agreement shall be deemed to be a "material breach" of such Section 1, unless such substantial reduction is by mutual consent.

            (c) If, during the Employment Period, you are incapacitated or disabled by accident, sickness or otherwise so as to render you mentally or physically incapable of performing substantially all of the services required to be performed by you under this Agreement for an aggregate of 210 days in any period of 360 consecutive days (hereinafter, a "Disability"), the Companies may, at any time thereafter, at their option, terminate your employment under this Agreement immediately upon giving you written notice to that effect, provided, however, that the Companies have fully complied with the Americans with Disabilities Act. In the event of your death, your employment will be deemed terminated as of the date of your death.

            (d)   You may terminate your employment as described above in
                  Section 3.

      35)   Effect of Termination.

            (a) Upon the effective date of a termination of your employment under this Agreement for any reason other than a termination without cause pursuant to Section 6(b), neither you nor your beneficiaries or estate shall have any further rights under this Agreement or any claims against the Companies or any of their respective subsidiaries or affiliates arising out of this Agreement, except the right to receive the following as soon as reasonably practicable following the effective date of such termination (but in any event within the applicable time period (if any) mandated by applicable law):

                  (i) the unpaid portion of the Base Salary payable pursuant to Section 4, computed on a pro rata basis to the effective date of such termination;

                  (ii) reimbursement for any expenses for which you shall not have theretofore been reimbursed, as provided in Section 5; and

                  (iii) the unpaid portion of any amounts earned by you prior to the effective date of such termination pursuant to any benefit program in which you participated during the Employment Period; provided, however, that you shall not be entitled to receive any benefits under any benefit program that have accrued during any period if the terms of such program require that the beneficiary be employed by a Company as of the end of such period.

            (b) Upon termination of your employment under this Agreement pursuant to Section 6(b), neither you nor your beneficiaries or estate shall have any further rights under this Agreement or any claims against the Companies or any of their respective subsidiaries or affiliates arising out of this Agreement, except the right to receive the following, as soon as reasonably practicable following the effective date of such termination (but in any event within the applicable time period (if any) mandated by applicable law in the case of amounts due pursuant to clause (i) below, and at such other times as provided in clauses (ii) and (iii) below in the case of amounts due thereunder):

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                  (i)   the payments, if any, referred to in Section 7(a) above,
                        to the extent not covered by clause (ii) of this Section 7(b);

                  (ii) the right to continue to receive the Base Salary from the effective date of such termination for a period of six months following such date, payable during such period in such manner as the Base Salary is payable pursuant to Section 4(a); and

                  (iii) the right to receive any bonus payable in accordance with Section 4(b) with respect to the calendar year in which such termination occurs.

            (c) Notwithstanding anything contained in this Agreement to the contrary, your beneficiaries or estate will be entitled to continue to receive all payments specified in Section 7(b) if you die after the date of a termination without "cause," pursuant to Section 6(b) hereof.

      36)   Disclosure of Information.

            (a) From and after the date hereof, you shall not at any time use or disclose to any person or entity (other than any officer, director, employee, affiliate or representative of the Companies), except as required in connection with the performance of your duties under and in compliance with this Agreement and as required by law and judicial process, any Confidential Information (as hereinafter defined) heretofore acquired, or acquired during the Employment Period, for any reason or purpose whatsoever, nor shall you make use of any of the Confidential Information for your own purposes or for the benefit of any person or entity except the Companies or their respective subsidiaries.

            (b) For purposes of this Agreement, "Confidential Information" shall mean (i) the Intellectual Property Rights (as hereinafter defined) of the Companies and their respective subsidiaries and affiliates and (ii) all other information of a proprietary or confidential nature relating to the Companies or their respective subsidiaries and affiliates, or the business or assets of the Companies or their respective subsidiaries and affiliates, including, without limitation, books, records, agent and independent contractor lists and related information, customer lists and related information, vendor lists and related information, supplier lists and related information, distribution channels, pricing information, cost information, marketing plans, strategies, forecasts, financial statements, budgets and projections, other than, with respect to both clauses (i) and (ii), (x) information which is generally available to the public on the date hereof, or which becomes generally available to the public after the date hereof without action by you, or (y) information which you receive from a third party who does not have any independent obligation to any of the Companies or their respective subsidiaries or affiliates to keep such information confidential.

            (c) As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and formulae, inventions, development tools, marketing materials, instructions, confidential information, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

      37)   Noncompetition Covenant.

            (a) You acknowledge and recognize that during the Employment Period you will be privy to Confidential Information. You further acknowledge and recognize that the relationships with vendors, agents and customers of the Companies and their respective subsidiaries that you have developed prior to the date hereof and those that you will maintain or develop during the Employment Period with the use and assistance of the Companies and their respective subsidiaries,

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                  and their respective properties and assets, are of special and unique value to the Companies and their affiliates and that the Companies would find it extremely difficult to replace you. In addition, you acknowledge and agree that this Agreement is being executed and delivered in connection with, and as a mutual condition to the respective obligations of the parties at the closing of the Merger Agreement; provided, however, that the Companies agree that a breach by you of this
                  Section 9 shall not constitute a breach under the Merger Agreement. As a material inducement to MVSN to enter into and perform its obligations under the Merger Agreement, and in consideration of the payments and other benefits (including the further experience and expertise to be gained during your employment hereunder) to be received by you under this Agreement (including, without limitation, the severance compensation described in Section 7(b)(ii) if applicable), you shall not, without the prior written consent of the Companies, at any time during the Employment Period and the period beginning on the effective date of any termination of your employment with the Companies and their respective subsidiaries or affiliates and ending on the later of (i) the first anniversary thereof and (ii) the fifth anniversary of the Commencement Date, (a) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as defined below), whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (b) assist others in engaging in any Competing Business in any manner described in clause (a) above, (c) induce other employees of the Companies or any of their respective subsidiaries or affiliates to terminate their employment with any of the Companies or any of their respective subsidiaries or affiliates or to engage in any Competing Business or in any manner described in clause (a) above, or (d) induce any customer, vendor or agent or any other person or entity with which any of the Companies or their respective subsidiaries or affiliates has a business relationship to terminate or alter such business relationship. This covenant is considered an integral part of this Agreement. The foregoing restriction shall not apply to your ownership of publicly traded securities which represent less than 4% of the ownership interests of the issuer.

            (b) You understand that the foregoing restrictions may limit your ability to earn a livelihood in a business similar to the business of any of the Companies or any subsidiary or affiliate thereof, but you nevertheless believe that you have received and will receive sufficient consideration under the Merger Agreement and as an employee of the Companies and under the terms of this Agreement to justify clearly such restrictions which, in any event (given your education, skills and ability), you do not believe would prevent you from earning a living.

            (c) As used herein, the term "Competing Business" shall mean any business engaged in providing any of the following services or products to third party customers:

                  (i) The supply of electronic licensing, license management, electronic software distribution, or software metering technology for B2B or B2C applications to software vendors; and

                  (ii) The supply of software asset management products to corporate end users.

            (d) Anything contained in the immediately preceding sentence to the contrary notwithstanding, any entity which has separate divisions or business units, one or more of which are engaged in a business described in the immediately preceding sentence, will not be deemed to be a Competing Business with respect to those separate divisions or business units of such entity that are not engaged in a business described in the immediately preceding sentence so long as your association with any such separate division or business unit (fully taking into account your functions and the nature of your work at such division or business unit) does not relate in any material respect to such portion of such business which would be a Competing Business hereunder.

      38) Inventions Assignment. During the Employment Period, you shall promptly disclose, grant and assign to the Companies for their sole use and benefit any and all inventions, technical information, strategies, plans or ideas and other suggestions reasonably relating to the business of the Companies or any of their respective subsidiaries or affiliates (collectively, the "Inventions") which you may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or with respect to the Inventions. In connection therewith (a) you shall, at the expense of the Companies (including a reasonable payment (based on your last per diem earnings) for the time involved if you are not then in the employ of any of the Companies or receiving severance payments from the Companies pursuant to Section 7(b)(11)), promptly execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Companies to vest title to the Inventions and any patent applications, patents, copyrights, reissues or other proprietary rights related thereto in the Companies and to enable them to obtain and maintain the entire right and title thereto throughout the world; and (b) you shall render to the Companies, at their expense (including a reasonable payment (based on your last per diem earnings) for the time involved if you are not then in the employ of any of the Companies or receiving severance payments from the Companies pursuant to Section 7(b)(ii)), such reasonable assistance as they may require in the prosecution of applications for said patents, copyrights, reissues or other proprietary rights, in the prosecution or defense of interferences which may be declared involving any said applications, patents, copyrights or other proprietary rights and in any litigation in which any of the Companies may be involved relating to the Inventions.

      39)   Assistance in Litigation.

            (a) At all times during the Employment Period, (including such times as would be within the Employment Period but for an early termination of this Agreement as described herein) and thereafter upon reasonable notice from the President/COO of MVSN you shall furnish such information and assistance to the Companies as any of them may reasonably require in connection with the actions entitled Elan/Rainbow Corporation v. Globetrotter Software, Inc. et. al. (Case No. 98-20419JF), and any associated actions, as any such action may be amended, modified, restated or refiled, whether by the plaintiffs or one or more other parties against one or more of the Companies asserting claims based on the facts alleged in the Elan/Rainbow action or associated actions cited above. Such information and assistance shall include, but not be limited to, appearing from time to time at the offices of the Companies or Companies' counsel for conferences and interviews and in general providing the officers of the Companies, the Companies and Companies' counsel with the full benefit of your knowledge with respect to such actions. The Companies shall pay or reimburse you for all reasonable out-of-pocket expense incurred by you in connection with your furnishing such information and assistance upon presentation of appropriate receipts or other documentation therefor.

            (b) At all times during the Employment Period, and thereafter upon reasonable notice from your immediate superior or the MVSN President/COO and at the expense of the Companies (including a reasonable payment (based on your last per diem earnings) for the time involved if you are not then in the employ of any of the Companies or collecting payments pursuant to Section 7(b)), you shall furnish such information and assistance to the Companies as any of them may reasonably require in connection with any issue, claim or litigation in which any of the Companies may be involved (excluding the matters covered by Section 11(a) above). Such information and assistance shall include, but not be limited to, appearing from time to time at the offices of the Companies or Companies' counsel for conferences and interviews and in general providing the officers of the Companies, the Companies and Companies' counsel with the full benefit of your knowledge with respect to such issue, claim or litigation.

      40) Entire Agreement; Amendment and Waiver. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof in any way. Other than this Agreement, there are no other agreements continuing in effect relating to the subject matter hereof (except that the parties acknowledge the existence of the separate and independent provisions contained in Sections 8.4, 8.6, and 9.2(g) of the Merger Agreement). No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. The waiver by

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            either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

      41) Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to any Company, to:

                    Macrovision Corporation
                    1341 Orleans Drive
                    Sunnyvale, CA 94089
                    Main Phone:  408-743-8600
                    Fax:  (408) 743-8610
                    email domain:  ihalifax@macrovision.com
                    Attention:  Ian Halifax
                    Chief Financial Officer
                    Facsimile No.: (408) 743-8610

                    with a copy to:

                    Manatt, Phelps & Phillips, LLP
                    1001 Page Mill Road, Building 2
                    Palo Alto, California 94304-1006
                    Main Phone:  (650) 812-1300
                    email domain:  dherbst@manatt.com
                    Attention:  David W. Herbst

                    If to Ms. Calhoun, to:

                    21120 Wardell Road
                    Saratoga, CA  95070
                    email domain:  sallie@globes.com

                    with a copy to:

                    Morrison & Foerster
                    Attention:  Chip Lion, Esq.
                    email domain:  plion@mofo.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

      42) Headings. The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

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      43)   Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

      44) Remedies. You acknowledge and understand that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and thus, the breach or threatened breach of the provisions of this Agreement would cause the Companies irreparable harm. You further acknowledge that in the event of a breach of any of the covenants contained in Section 8, 9, or 10, the Companies shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

      45)   Representation.

            (a) You hereby represent and warrant to MVSN that (i) the execution, delivery and performance of this Agreement by you does not breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject, and
                  (ii) you are not a party to or bound by any employment agreement, consulting agreement, noncompete agreement, confidentiality agreement or similar agreement regarding your employment or retention with or by any other person or entity.

            (b) MVSN hereby represents and warrants to you that the execution, delivery and performance of this Agreement by MVSN does not breach, violate or cause a default under any agreement, contract or instrument to which MVSN is a party or any judgment, order or decree to which MVSN is subject.

      46) Benefits of Agreement, Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

      47) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      48) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

      49) Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE

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            APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST
            COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                      MACROVISION CORPORATION


                                      By /s/ William A. Krepick
                                        --------------------------------
                                        Name: William A. Krepick
                                        Title: President and Chief Operating
                                               Officer


                                      /s/ Sallie J. Calhoun
                                      ----------------------------------
                                      Sallie Calhoun

ACCEPTED AND AGREED TO:

GLOBETROTTER SOFTWARE, INC.

By /s/ Matthew Christiano
   ---------------------------
   Name: Matthew Christiano
   Title: President